UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒          Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Threshold Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON MAY 17, 2013

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Threshold Pharmaceuticals, Inc. (“Threshold” or the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or “Board of Directors”) for the 2013 Annual Meeting of the Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”). This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2013. Capitalized terms used in this Supplement that are not otherwise defined herein have the meanings ascribed to them in the Proxy Statement.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only holders of shares of the Company’s Common Stock, at the close of business on March 22, 2013, the record date established by the Board as required by Delaware law, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

On April 2, 2013, the Company filed the Proxy Statement in connection with the Company’s Annual Meeting scheduled to be held on May 17, 2013, at 1:00 p.m. Pacific time at our principal executive offices located at 170 Harbor Way, Suite 300, South San Francisco, CA 94080 and at any adjournments or postponements thereof. At the Annual Meeting, the Company is requesting, among other matters, that the stockholders of the Company approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement in accordance with the compensation disclosure rules of the SEC. This nonbinding advisory vote is commonly referred to as a “say-on-pay” vote (“Proposal 3”). The Company is also requesting that the stockholders of the Company approve certain amendments to the Company’s 2004 Amended and Restated Equity Incentive Plan (“Proposal 5”).

After filing the Proxy Statement, the Company’s management determined that it was appropriate to disclose that the Stock Options granted to Dr. Selick in 2013, 2012, 2011 and 2010 exceeded the limits under the terms of the 2004 Equity Incentive Plan as in effect at the time of such grants on the number of shares that would permit such awards not to be subject to the disallowance of a tax deduction for compensation in excess of $1.0 million pursuant to Section 162(m) of the Code. As noted in the Proxy Statement, the Committee and Board reserve the right to use their judgment to authorize compensation that does not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration applicable business considerations or executive performance. The amendments to the 2004 Equity Incentive Plan contained in Proposal 5 include an increase to the Section 162(m) fiscal year grant limits.

Proposal 3 and Proposal 5 as set forth in the Proxy Statement will be presented for stockholder approval at the Annual Meeting, and effectiveness of the amendments to the 2004 Equity Incentive Plan contained in Proposal 5 remains subject to receipt of such approval. If a stockholder returns his or her proxy card or votes via the Internet or by telephone at any time (either before or after the date of this Supplement) indicating “FOR” Proposal 3 or “FOR” Proposal 5, such vote will constitute a vote in favor of such Proposal. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting. A stockholder of record may revoke a proxy at any time before it is voted at the 2013 annual meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Secretary at 170 Harbor Way, Suite 300, South San Francisco, CA 94080 or (b) attending the 2013 annual meeting and voting in person. Attendance at the 2013 annual meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting. A stockholder who holds shares in “street name” must contact their broker directly to revoke a proxy.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

/s/ Dr. Harold E. Selick

Dr. Harold E. Selick

Chief Executive Officer

South San Francisco, California

April 5, 2013